Exhibit 21.1

Staktek Holdings, Inc.

List of Subsidiaries

Staktek Corporation—Texas

Staktek GP LLC—Delaware

Staktek LP LLC—Delaware

Staktek Group L.P.—Texas

Staktek Mexico, S. de R.L. de C.V.—Mexico

Staktek Properties, S. de R.L. de C.V.—Mexico